Exhibit 99.1

Harley-Davidson Announces Second Quarter 2017 Results

Company Delivered Strong Margins, Retail Sales Lower Than Expected

MILWAUKEE, July 18, 2017 - Harley-Davidson, Inc. (NYSE:HOG) second quarter 2017 diluted EPS decreased 4.5 percent to $1.48 compared to $1.55 in the second quarter of 2016. Second quarter net income was $258.9 million on consolidated revenue of $1.77 billion versus net income of $280.4 million on consolidated revenue of $1.86 billion for the same period in 2016.

“We are pleased with our ability to deliver strong margins in the quarter despite challenging market conditions, particularly in the U.S.,” said Matt Levatich, president and CEO, Harley-Davidson. “Given U.S. industry challenges in the second quarter and the importance of the supply and demand balance for our premium brand, we are lowering our full-year shipment and margin guidance.”

Harley-Davidson worldwide retail motorcycle sales were down 6.7 percent in the second quarter compared to the same period in 2016. Harley-Davidson retail motorcycle sales in the U.S. were down 9.3 percent compared to the year-ago quarter, with the overall U.S. industry down for the same period. Harley-Davidson's U.S. market share for the quarter was 48.5 percent in the 601cc-plus segment. Harley-Davidson’s international retail sales decreased 2.3 percent compared to the second quarter in 2016.

Through six months, Harley-Davidson’s 2017 diluted EPS was $2.53, down 13.1 percent from $2.91 in the year-ago period. For the first six months, Harley-Davidson’s 2017 net income was $445.2 million on consolidated revenue of $3.27 billion compared to six-month 2016 net income of $530.9 million on consolidated revenue of $3.61 billion. Through six months, worldwide retail motorcycle sales were down 5.7 percent from the same period in 2016.

“Our long-term strategy, focused on building the next generation of Harley-Davidson riders, is our true north. Our new product investment is one pillar of our long-term strategy to build riders globally and we are energized by the strength of our model year 2018 motorcycles coming later this summer,” said Levatich.

Harley-Davidson Retail Motorcycle Sales

In units as reported by H-D dealers	2nd Quarter			Six Months
	2017	2016	Change	2017	2016	Change
U.S.	49,668	54,786	(9.3)%	82,984	90,112	(7.9)%
Canada	3,827	3,813	0.4%	6,188	6,283	(1.5)%
Latin America	2,355	2,573	(8.5)%	4,697	4,459	5.3%
EMEA	17,230	17,513	(1.6)%	27,397	27,723	(1.2)%
Asia Pacific	8,308	8,581	(3.2)%	15,171	16,147	(6.0)%
International Total	31,720	32,480	(2.3)%	53,453	54,612	(2.1)%
Worldwide Total	81,388	87,266	(6.7)%	136,437	144,724	(5.7)%
Harley-Davidson new retail motorcycle sales in the U.S. were down primarily driven by weak industry conditions. New retail sales internationally were also down but generally in-line with company expectations for the second quarter of 2017.

Motorcycles and Related Products Segment Results

$ in thousands	2nd Quarter			Six Months
	2017	2016	Change	2017	2016	Change
Motorcycle Shipments (vehicles)	81,807	88,160	(7.2)%	152,638	171,196	(10.8)%
Revenue
Motorcycles	$1,270,433	$1,330,632	(4.5)%	$2,370,135	$2,648,210	(10.5)%
Parts & Accessories	$237,498	$258,208	(8.0)%	$406,523	$441,913	(8.0)%
General Merchandise	$63,017	$75,757	(16.8)%	$118,853	$146,375	(18.8)%
Gross Margin	36.5%	36.4%	0.1pts	36.2%	36.9%	(0.7)pts
Operating Income	$319,647	$322,749	(1.0)%	$558,489	$655,206	(14.8)%
Operating Margin	20.3%	19.3%	1.0pts	19.2%	20.2%	(1.0)pts
Revenue from the Motorcycles and Related Products segment was down in the second quarter of 2017 versus prior year largely due to lower motorcycle shipments. Operating margin as a percent of revenue increased versus the prior year quarter primarily as a result of mix favorability driven by demand for the Milwaukee-Eight powered touring motorcycles and lower SG&A spending.

Financial Services Segment Results

$ in thousands	2nd Quarter			Six Months
	2017	2016	Change	2017	2016	Change
Revenue	$188,034	$190,964	(1.5)%	$361,255	$364,322	(0.8)%
Operating Income	$81,935	$89,573	(8.5)%	$134,571	$145,944	(7.8)%
The Financial Services segment operating income was down 8.5 percent due to the full securitization gain on sale recognized during the second quarter of 2016 which did not recur in the second quarter of 2017.

Income Tax Rate
For the first half of 2017, Harley-Davidson's effective tax rate was 34.4 percent compared to 32.7 percent in the prior year period. The company continues to expect its full-year 2017 effective tax rate to be approximately 34.5 percent.

Other Results
Cash and marketable securities totaled $988.5 million at the end of the quarter, compared to $869.7 million in the year-ago quarter. During the first six months of 2017, Harley-Davidson generated $627.1 million of cash from operating activities compared to $456.3 million for the first half of 2016. The company paid a cash dividend of $0.365 per share for the second quarter of 2017, and a cumulative total of $0.73 for the first six months of 2017. On a discretionary basis, the company repurchased 3.0 million shares of its common stock during the second quarter of 2017 for $163.2 million. In the second quarter of 2017, there were approximately 175.3 million weighted-average diluted common shares outstanding, compared to 181.3 million shares in the same period a year ago. At the end of the period, 15.0 million shares remained on a board-approved share repurchase authorization.

Guidance
Harley-Davidson is revising its full-year guidance for motorcycle shipments and now expects to ship 241,000 to 246,000 motorcycles to dealers worldwide in 2017, which is down approximately 6 percent to 8 percent from 2016. The company had previously provided full-year shipment guidance of flat to down modestly in comparison to 2016. In the third quarter, the company expects to ship 39,000 to 44,000 motorcycles, which is down approximately 10 percent to 20 percent from 2016. The company now expects full-year 2017 operating margin to be down approximately 1 percentage point compared to 2016. The company continues to expect 2017 capital expenditures to be $200 million to $220 million.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss second quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under the Events and Presentations section. The audio portion of today's call will also be posted approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (iii) develop and introduce products, services and experiences that are successful in the marketplace, (iv) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (v) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (vi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (vii) manage risks that arise through expanding international manufacturing, operations and sales, (viii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (ix) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (x) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (xi) retain and attract talented employees, (xii) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xiii) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xiv) adjust to tax reform, healthcare inflation and reform and pension reform, (xv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xvi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xvii) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xviii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xix) manage its exposure to product liability claims and commercial or contractual disputes, (xx) execute its flexible production strategy,  (xxi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Katie Whitmore, +1-414-343-4480; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Motorcycles and Related Products revenue	$1,577,135	$1,670,113	$2,905,846	$3,246,723
Gross profit	575,623	607,558	1,053,108	1,197,838
Selling, administrative and engineering expense	255,976	284,809	494,619	542,632
Operating income from Motorcycles and Related Products	319,647	322,749	558,489	655,206

Financial Services revenue	188,034	190,964	361,255	364,322
Financial Services expense	106,099	101,391	226,684	218,378
Operating income from Financial Services	81,935	89,573	134,571	145,944

Operating income	401,582	412,322	693,060	801,150
Investment income	577	688	1,456	1,454
Interest expense	7,726	7,094	15,399	14,262
Income before provision for income taxes	394,433	405,916	679,117	788,342
Provision for income taxes	135,566	125,485	233,881	257,422
Net income	$258,867	$280,431	$445,236	$530,920

Earnings per common share:
Basic	$1.48	$1.55	$2.54	$2.92
Diluted	$1.48	$1.55	$2.53	$2.91

Weighted-average common shares:
Basic	174,409	180,587	175,178	181,976
Diluted	175,324	181,339	176,170	182,740

Cash dividends per common share	$0.365	$0.350	$0.730	$0.700

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 25, 2017	December 31, 2016	June 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$988,476	$759,984	$864,670
Marketable securities	—	5,519	5,070
Accounts receivable, net	330,933	285,106	311,956
Finance receivables, net	2,338,533	2,076,261	2,457,974
Inventories	372,012	499,917	371,196
Restricted cash	63,225	52,574	78,078
Other current assets	151,423	174,491	270,080
Total current assets	4,244,602	3,853,852	4,359,024
Finance receivables, net	4,994,002	4,759,197	4,824,071
Other long-term assets	1,249,167	1,277,191	1,165,345
	$10,487,771	$9,890,240	$10,348,440
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$860,758	$721,970	$759,507
Short-term debt	928,445	1,055,708	1,020,487
Current portion of long-term debt, net	1,565,558	1,084,884	732,773
Total current liabilities	3,354,761	2,862,562	2,512,767
Long-term debt, net	4,678,350	4,666,975	5,308,063
Pension and postretirement healthcare liabilities	217,820	257,709	318,311
Other long-term liabilities	190,673	182,836	188,292

Total shareholders’ equity	2,046,167	1,920,158	2,021,007
	$10,487,771	$9,890,240	$10,348,440

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Six months ended
	June 25, 2017	June 26, 2016
Net cash provided by operating activities	$627,068	$456,290

Cash flows from investing activities:
Capital expenditures	(69,816)	(107,531)
Finance receivables, net	(330,040)	(361,171)
Proceeds from sale of finance receivables	—	312,571
Net change in marketable securities	6,916	40,000
Other	115	166
Net cash used by investing activities	(392,825)	(115,965)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	893,668	1,193,396
Repayments of medium-term notes	(400,000)	(450,000)
Repayments of securitization debt	(275,659)	(385,837)
Borrowings of asset-backed commercial paper	341,625	33,428
Repayments of asset-backed commercial paper	(77,732)	(34,989)
Net decrease in credit facilities and unsecured commercial paper	(128,787)	(181,259)
Net change in restricted cash	(7,248)	17,992
Dividends paid	(128,452)	(127,800)
Purchase of common stock for treasury	(243,055)	(269,411)
Excess tax benefits from share-based payments	—	331
Issuance of common stock under employee stock option plans	7,432	2,367
Net cash used by financing activities	(18,208)	(201,782)

Effect of exchange rate changes on cash and cash equivalents	12,457	3,918

Net increase in cash and cash equivalents	$228,492	$142,461

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	759,984	722,209
Net increase in cash and cash equivalents	228,492	142,461
Cash and cash equivalents - end of period	$988,476	$864,670

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,270,433	$1,330,632	$2,370,135	$2,648,210
Parts & Accessories	237,498	258,208	406,523	441,913
General Merchandise	63,017	75,757	118,853	146,375
Other	6,187	5,516	10,335	10,225
	$1,577,135	$1,670,113	$2,905,846	$3,246,723
MOTORCYCLE SHIPMENTS:
United States	52,966	57,804	98,750	115,439
International	28,841	30,356	53,888	55,757
Total	81,807	88,160	152,638	171,196
MOTORCYCLE PRODUCT MIX:
Touring	36,650	27,675	65,718	66,172
Cruiser	25,247	37,655	50,401	64,584
Sportster® / Street	19,910	22,830	36,519	40,440
Total	81,807	88,160	152,638	171,196

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

United States	49,668	54,786	82,984	90,112

Europe(2)	15,357	15,188	24,341	24,034
EMEA - Other	1,873	2,325	3,056	3,689
Total EMEA	17,230	17,513	27,397	27,723

Japan	2,677	2,763	4,663	4,869
Asia Pacific - Other	5,631	5,818	10,508	11,278
Total Asia Pacific	8,308	8,581	15,171	16,147

Latin America	2,355	2,573	4,697	4,459
Canada	3,827	3,813	6,188	6,283
Total International Retail Sales	31,720	32,480	53,453	54,612
Total Worldwide Retail Sales	81,388	87,266	136,437	144,724
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales and the Company does not regularly verify the information that its dealers supply. This information is subject to revision. The EMEA Europe total for the six months ended June 30, 2016 includes 251 units originally reported in the EMEA - Other total.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Six months ended
	June 30, 2017	June 30, 2016
United States(2)	165,589	177,447

	Five months ended
	May 31, 2017	May 31, 2016
Europe(3)	203,278	200,906

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.